PRESS RELEASE

FOR IMMEDIATE RELEASE                                                   Contact:
April 23, 2004                                                    Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                   (309)743-7745

                               QCR Holdings, Inc.
                Announces a 3-for-2 Stock Split, a Cash Dividend,
                                       and
           Earnings Results For the First Quarter Ended March 31, 2004

QCR Holdings, Inc. (Nasdaq SmallCap/QCRH) today announced that the Company's board of directors declared a 3-for-2 stock split effected in the form of a fifty percent stock dividend payable on May 28, 2004, to stockholders of record on May 10, 2004. All share and per share data in this press release and accompanying schedules has been retroactively adjusted to reflect the 3-for-2 split, as if it had occurred on January 1, 2003. The board of directors also declared a cash dividend of $0.04 per share payable on July 2, 2004, to stockholders of record on June 18, 2004. This dividend rate also reflects the number of shares that will be outstanding after the 3-for-2 split.

Doug Hultquist, President and Chief Executive Officer, stated, "We believe that the increased number of outstanding shares, as a result of the stock split, will provide greater liquidity of our shares and broader ownership in our common stock."

The Company announced earnings for the first quarter ended March 31, 2004 of $836 thousand, or basic earnings per share of $0.20 and diluted earnings per share of $0.19. For the same quarter one year ago, the Company reported earnings of $827 thousand, or basic earnings per share of $0.20 and diluted earnings per share of $0.19.

In February 2004, the Company issued $8.0 million in floating rate and $12.0 million in fixed rate trust preferred securities. In connection with this issuance, the Company intends to redeem, on June 30, 2004, the $12.0 million in trust preferred securities originally issued in 1999. In anticipation of this redemption, the Company expensed $747 thousand of unamortized issuance costs associated with these trust preferred securities in March 2004. The write-off of these costs, combined with the additional interest costs of the new securities, resulted in an after-tax reduction of first quarter net income of $558 thousand, or $0.13 in diluted earnings per share. We believe that this refinancing strategy will provide significant long-term benefits to the Company as the new fixed rate securities were issued at a rate of 6.93% for the first seven years and the floating rate securities currently carry a rate of 3.95%, as compared to a rate of 9.2% on the old fixed rate securities. Excluding the one-time write-off of these unamortized issuance costs and the additional interest costs of the new securities, net income for the three months ended March 31, 2004 would have been $1.4 million, or diluted earnings per share of $0.32, a 68% improvement over earnings for the same period in 2003. Although excluding the impact of this event is a non-GAAP measure, management believes that it is important to provide such information due to the non-recurring nature of this expense and to more accurately compare the results of the periods presented.

"As in the previous quarter, earnings for the first three months of 2004 were impacted by significant reductions in gains on the sale of residential real estate loans, as refinancing volumes have decreased dramatically," added President Hultquist. He continued, "A significant increase in the noninterest income categories, other than gains on the sale of residential real estate loans, along with a significant increase in net interest income maintained our earnings. As we look forward into 2004, it appears we will be presented with several earnings challenges resulting from the decline in gains on residential real estate loans and the expected reduction in processing volumes at both Quad City Bancard and Nobel Electronic Transfer. In addition, the coming months will bring significant investments in facilities at our subsidiary banks."

Michael Bauer, Chairman of the Company and President and Chief Executive Officer at Quad City Bank & Trust added, "The Company continues to experience outstanding growth, with total assets increasing at an annualized rate of 32% during the first quarter of 2004. In late 2003, we announced plans for a fifth Quad City Bank & Trust banking facility, to be located in west Davenport. When completed, the new facility will aid in our efforts to continue expanding our market share in the Quad Cities. In addition, last fall Quad City Bank & Trust acquired the northern segment of its Brady Street facility in Davenport, which had previously been owned by the developer of the property. Renovations to develop this additional space for use by some of the Company's operational and administrative functions are nearly complete."

"We are pleased with $0.19 in diluted earnings per share for this first quarter of 2004, which maintains the level reported for the comparable quarter in 2003," noted Todd Gipple, Executive Vice President and Chief Financial Officer. He added, "Excluding the March 2004 one-time write-off of TPS issuance costs and the additional interest costs of the new trust preferred securities, we achieved an adjusted income per diluted share of $0.32 for the first quarter of 2004, representing a 68% improvement over diluted earnings per share of $0.19 for 2003. Strong asset growth, tempered by both reduced interest rates and the additional interest expense on the new trust preferred securities, resulted in a 19% increase in net interest income of $928 thousand for 2004, when compared to the prior year. Noninterest income sources, other than gains on the sale of residential real estate loans, were also significant contributors to the maintenance of earnings, as these sources improved by $569 thousand for the three-month period." He continued, "We are also very pleased with Cedar Rapids Bank & Trust's outstanding progress, as the bank continues to increase profitability each quarter."

"Cedar Rapids Bank & Trust has been a significant part of the Company's growth in assets, loans, and deposits since opening in September of 2001. We continue to experience rapid growth, reaching total assets of $171.0 million, net loans of $131.0 million, and deposits of $109.4 million as of March 31, 2004. We have also achieved profitability, as the bank had after-tax net income of $114 thousand for the first quarter of 2004, as compared to after-tax losses of $54 thousand for the same period in 2003," noted Cedar Rapids Bank & Trust President and Chief Executive Officer, Larry Helling. He added, "The market continues to embrace our strategy of providing personalized banking relationships with the highest levels of service, and in turn, provides us with new commercial and retail banking relationships."

The Company's total assets increased 8% to $767.9 million at March 31, 2004 from $710.0 million at December 31, 2003. During the same period, net loans increased by $38.4 million or 7% to $552.2 million from $513.8 million at December 31, 2003. Non-performing assets increased to $7.4 million at March 31, 2004 from $5.0 million at December 31, 2003. Total deposits remained stable at $512.2 million at March 31, 2004 compared to $511.7 million at December 31, 2003. Stockholders' equity rose to $43.0 million at March 31, 2004 as compared to $41.8 million at December 31, 2003.

"Nonaccrual loans at March 31, 2004 were $5.8 million, of which $4.5 million, or 78%, resulted from six large commercial lending relationships at Quad City Bank & Trust. The $1.6 million increase in nonaccrual loans for the quarter was primarily due to the addition of two commercial lending relationships totaling $1.1 million," explained Chief Financial Officer Gipple. He added, "Accruing loans past due 90 days or more were $1.6 million at March 31, 2004, of which $1.5 million, or 95%, were the result of another six lending relationships at Quad City Bank & Trust." He further added, "The bank is working closely with all of these customers. Of the six customers 90 days or more past due at March 31, three of them, representing $894 thousand in loan balances, became current with their payments during the first half of April. Management increased the Company's percentage of allowance to total loans from 1.65% at December 31, 2003 to 1.69% at March 31, 2004. Management is closely monitoring the Company's loan portfolio and the level of our allowance for loan losses. We continue to focus our efforts in an attempt to improve the overall quality of our loan portfolio."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City and Cedar Rapids communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, and Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv)changes in interest rates and prepayment rates of the Company's assets; (v)increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                               QCR HOLDINGS, INC.
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  (Unaudited)

                                                               As of
                                            --------------------------------------------
                                             March 31,      December 31,     March 31,
                                               2004            2003            2003
                                            --------------------------------------------
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets                                $  767,861       $  710,040       $  623,017
Securities                                  $  131,436       $  128,843       $   87,868
Total loans                                 $  561,665       $  522,471       $  472,139
Allowance for estimated loan losses         $    9,476       $    8,643       $    7,441
Total deposits                              $  512,233       $  511,652       $  447,555
Total stockholders' equity                  $   42,954       $   41,823       $   37,531
Common shares outstanding *                 $4,218,993       $4,205,766       $4,159,818
Book value per common share *               $    10.18       $     9.94       $     9.02
Full time equivalent employees                     222              213              198
Tier 1 leverage capital ratio                    7.40%            7.35%            7.74%

                                      * Share   data  has   been   retroactively
                                        adjusted to effect a 3:2 common stock split declared on April 22, 2004, as if it had occurred on January 1, 2003.



                               QCR HOLDINGS, INC.
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  (Unaudited)

                                                            As of
                                        ----------------------------------------
                                           March 31,    December 31,  March 31,
                                             2004           2003         2003
                                        ---------------- ------------- ---------
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans                           $   5,800    $  4,204      $   4,740
Accruing loans past due 90 days or more        1,607         756            883
Other real estate owned                            -           -              -
                                          ----------- ------------- ------------
Total nonperforming assets                 $   7,407    $   4,960     $   5,623

Net charge-offs (calendar year-to-date)    $      24    $   1,641     $     769

Loan mix:
  Commercial                               $ 463,651    $ 435,633     $ 375,724
  Real estate                                 45,852       35,693        50,726
  Installment and other consumer              52,162       51,145        45,689
                                          ----------- ------------- ------------
Total loans                                $ 561,665    $ 522,471     $ 472,139

ANALYSIS OF DEPOSIT DATA
Deposit mix:
  Noninterest-bearing                      $ 114,349    $ 130,963     $  89,972
  Interest-bearing                           397,884      380,689       357,583
                                        ---------------- ------------- ---------
Total deposits                             $ 512,233    $ 511,652     $ 447,555

                               QCR HOLDINGS, INC.
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  (Unaudited)

                                                                    For the Quarter Ended
                                                       -------------------------------------------
                                                           March 31,   December 31,    March 31,
                                                            2004          2003           2003
                                                        -------------------------------------------
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income                                         $    8,679       $   8,503     $   7,906
Interest expense                                             2,903           2,775         3,058
                                                       ----------------------------------------------
Net interest income                                          5,776           5,728         4,848
Provision for loan losses                                      857             778         1,330
                                                       ----------------------------------------------
Net interest income after provision for loan losses          4,919           4,950         3,518
Noninterest income                                           2,364           2,170         2,489
Noninterest expense                                          6,094           5,495         4,784
                                                       ----------------------------------------------
Income before taxes                                          1,189           1,625         1,223
Income tax expense                                             353             526           396
                                                       ----------------------------------------------
Net income                                              $      836       $   1,099     $     827

Earnings per common share (basic) *                     $     0.20       $    0.26     $    0.20
Earnings per common share (diluted) *                   $     0.19       $    0.25     $    0.19

AVERAGE BALANCES
Assets                                                  $  737,197       $ 707,066     $ 607,848
Deposits                                                $  509,820       $ 516,979     $ 432,435
Loans                                                   $  536,763       $ 499,174     $ 451,251
Stockholders' equity                                    $   41,642       $  41,217     $  37,100

KEY RATIOS
Return on average assets (annualized)                        0.45%           0.62%         0.54%
Return on average common equity (annualized)                 8.03%          10.67%         8.92%
Net interest margin (TEY)                                    3.45%           3.57%         3.47%
Nonperforming assets / total assets                          0.96%           0.70%         0.90%
Net charge-offs / average loans                              0.00%           0.33%         0.17%
Allowance / total loans                                      1.69%           1.65%         1.58%
Efficiency ratio                                            74.87%          69.58%        65.20%

                                                       * Per share data has been retroactively adjusted to effect a
                                                         3:2 common stock split declared on April 22, 2004, as if it had occurred on January 1, 2003.



                               QCR HOLDINGS, INC.
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  (Unaudited)

                                                                             For the Quarter Ended
                                                            --------------------------------------------
                                                               March 31,     December 31,     March 31,
                                                                 2004           2003           2003
                                                            --------------------------------------------
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Merchant credit card fees, net of processing costs           $       539       $   416       $   338
Trust department fees                                                681           551           561
Deposit service fees                                                 409           425           331
Gain on sales of loans, net                                          261           336           955
Other                                                                474           442           304
                                                            --------------------------------------------
   Total noninterest income                                  $     2,364       $ 2,170       $ 2,489

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits                               $     3,152       $ 3,330       $ 2,885
Professional and data processing fees                                465           496           429
Advertising and marketing                                            214           254           149
Occupancy and equipment expense                                      731           676           652
Stationery and supplies                                              137           125           110
Postage and telephone                                                166           157           153
Bank service charges                                                 138           118           112
Insurance                                                            106           115           107
Loss on redemption of junior subordinated debentures                 747             -             -
Other                                                                238           224           187
                                                            --------------------------------------------
   Total noninterest expenses                                $     6,094       $ 5,495       $ 4,784

WEIGHTED AVERAGE SHARES *

Common shares outstanding (a)                                  4,214,475     4,195,521     4,150,518
Incremental shares from assumed conversion:
    Options and Employee Stock Purchase Plan                     124,145       125,883        91,071
                                                            --------------------------------------------
Adjusted weighted average shares (b)                           4,338,620     4,321,404     4,241,589


(a) Denominator for Basic Earnings Per Share                  * Share data has been retroactively adjusted to effect a
(b) Denominator for Diluted Earnings Per Share                  3:2 common stock split declared on April 22, 2004, as if it had occurred on January 1, 2003.